Exhibit 99.1

More Affordable Water for Algeria with ERI PX Technology

Algeria Adds 200,000 m3/day of Increased Seawater Desalination Capacity

SAN LEANDRO, Calif.--(BUSINESS WIRE)--Energy Recovery, Inc. (“ERI”) (NASDAQ:ERII), a global leader of ultra-high-efficiency energy recovery products and technology for desalination, announced that it had won another large-scale energy recovery contract for seawater reverse osmosis (SWRO) desalination in Algeria. The Mostaganem SWRO Desalination Plant, located approximately 38 miles east of Oran in the western seaside region of the country, will have a total capacity of 200,000 cubic meters per day (m3/day) (52.8 million US gallons per day), enough to supply drinking water to a population of over one million people. The plant is expected to begin operation sometime in the second half of 2009.

The Mostaganem plant is being built on a 25-year build own operate and transfer basis by UTE Mostaganem, a consortium consisting of Inima (Grupo OHL) and Aqualia (Grupo FCC) of Spain. Inima previously selected ERI to provide its advanced energy-saving PX technology for both the 16,000 m3/day Los Cabos and 65,000 m3/day Alicante desalination plants. The Mostaganem project is one of many for ERI in the region, including the 200,000 m3/day Hamma plant built by GE Water and the 200,000 m3/day Beni Saf and 100,000 m3/day Skikda plants currently being built by GEIDA.

The process for the Mostaganem plant will include 240 ERI PX-220 Pressure Exchanger devices arranged in 16 trains of 15 units each. Utilizing PX technology will help significantly reduce power consumption by the plant’s high-pressure pumps. Each device will save approximately 80 kilowatts for a total plant energy savings of over 19 mega watts.

Rick Stover, ERI’s Chief Technical Officer and Vice President of Sales said, “with this contract, ERI increases its project wins in Algeria to 1,220,000 m3/day of permeate capacity. We are proud to be the energy recovery solution for the region."

About ERI®

Energy Recovery, Inc. (ERI) is a leading manufacturer of energy recovery devices which help make desalination affordable by significantly reducing energy consumption. ERI’s PX Pressure Exchanger® (PX®) device is a rotary positive displacement pump that recovers energy from the high pressure reject stream of SWRO systems at up to 98% efficiency with no downtime or scheduled maintenance.

The company has research, development and manufacturing facilities in the San Francisco technology corridor as well as direct sales offices and technical support centers in key desalination hubs such as Madrid, UAE, Shanghai and Florida. ERI service representatives are based in Algeria, Australia, China, India, Korea, Mexico, Taiwan and the Caribbean.

As the demand for clean, potable water increases, ERI is poised to face the global challenges ahead. For more information on ERI and PX technology, please visit our web site at www.energyrecovery.com.

Note on Forward Looking Statements

This press release includes “forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding the timing of plant construction, availability of financing for new desalination plant construction, and the timing of obtaining various government approvals. Because such forward-looking statements involve risks and uncertainties, the Company's actual results may differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, cyclical nature of seawater reverse osmosis plants, delays or postponements in the construction of desalination plants, the ability of our customers to obtain other key components of a plant, delays in governmental approvals, changes in customers’ budgets for desalination plans and the timing of their purchasing decision, and other risks detailed in the Company's filings with the Securities and Exchange Commission (SEC). All forward-looking statements are made as of today, and the Company assumes no obligation to update such statements. For more details relating to the risks and uncertainties that could differ materially from those anticipated in our forward-looking statements, please refer to the Company's SEC filings, including its Form 424(b)4 Prospectus filed on July 2, 2008, and in particular, the risk factor sections of such filings.

CONTACT:
Energy Recovery Inc.
Audrey Bold, 510-483-7370